Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 32 dated August 1, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                   Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                  Hartford Life Global Funding Trust 2005-092

                    4.60% Callable Notes due August 15, 2010


The description in this pricing supplement of the particular terms of the 4.60% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:        $4,064,000.00           Interest Rate:            4.60%

Price to Public:         100%                    Issuance Date:            August 4, 2005

Net Proceeds to Trust:   $4,023,360.00           Stated Maturity Date:     August 15, 2010

Agent's Discount:         1.00%                  Initial Interest Payment Date: September 15,
                                                 2005
CUSIP Number:             41659FEM2              Interest Payment Frequency: Monthly

Day Count Convention: 30/360                     Regular Record Dates:  15 days prior to any
                                                 Interest Payment Date.
Optional Redemption: Yes [X] No [   ]            The Survivor's Option  [X] is  [ ] is not
  Optional Redemption Date: August 15, 2007       available
  or any Interest Payment Date thereafter.            Annual Put Limitation: $1 million or 1%
  Initial Redemption Percentage: 100%                 Individual Put Limitation: $250,000
  Annual Percentage Reduction: N/A                    Trust Put Limitation: N/A
  Redemption may be: [X] In whole only.
                     [ ] In whole or in part.    Authorized Denominations: $1,000 integral
                                                 amounts.

Securities Exchange Listing:   None.             Special Tax Considerations: None.

Other Provisions Relating to the Notes: None.


Agents: Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services

                      INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:          FA-405092            Interest Rate:         4.60%

Contract Payment:           $4,064,015.00        Effective Date:        August 4, 2005

Deposit Amount :            $4,023,375.00        Stated Maturity Date:  August 15, 2010
(if different from Contract Payment)
Day Count Convention:      30/360                Initial Interest Payment Date: September 15,
                                                 2005
Special Tax Considerations: None.                Interest Payment Frequency:
                                                 Monthly
Optional Redemption:   Yes [X] No [ ]            Survivor Option:  Under the Funding
Optional Redemption Date: August 15, 2007 or     Agreement, Hartford Life Insurance Company
any Interest Payment Date thereafter.            [X] is [ ] is not required to provide the Trust
Initial Redemption Percentage: 100%              with amounts it needs to honor valid
                                                 exercises of the Survivor's Option.
Annual Percentage Reduction: N/A
Redemption may be: [X] In whole only.            Other Provisions Relating to the Funding
                   [ ] In whole or in part.      Agreement: None.



Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of August 4, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of August 4, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA


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